                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Experts" and to the use of our reports pertaining to Xoom.com, Inc. dated January 25, 1999 (except for the fourth paragraph of Note 9, as to which the date is April 5, 1999), pertaining to MightyMail Networks, Inc. dated June 4, 1999, pertaining to Paralogic Software Corporation dated June 22, 1999, included in the Proxy Statement of Xoom.com, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of NBC Internet, Inc. for the registration of 18,786,980 shares of its common stock.

                                          /s/ ERNST & YOUNG, LLP

Palo Alto, California
July 9, 1999